Exhibit 99.7

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT — INSTITUTIONAL NOTES OFFERINGS]

Subject To Completion, Dated [                    ]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated [                    ])

$

SARATOGA INVESTMENT CORP.

            % Notes Due

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to generate current income and, to a lesser extent, capital appreciation from our investments.

We are offering $             in aggregate principal amount of     % notes due             , or the “Notes.” The Notes will mature on             . We will pay interest on the Notes on              and             of each year, beginning on             , [            ]. In our sole discretion, we may redeem the Notes in whole or in part at any time or from time to time on or after             , at the redemption price set forth under “Description of Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at 100% of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $[            ] and integral multiples of $[            ] in excess thereof.

The Notes will be our direct senior unsecured obligations and rank pari passu, or equal in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by Saratoga Investment Corp.

Substantially all of the debt investments held in our portfolio hold a non-investment grade rating by one or more rating agencies (which non-investment grade debt is commonly referred to as “high yield” and “junk” debt) or, if not rated, would be rated below investment grade or “junk” if rated. A majority of our debt portfolio consists of debt securities for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition, a majority of our debt investments had variable interest rates that reset periodically based on benchmarks such as LIBOR and the prime rate. As a result, significant increases in such benchmarks in the future may make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

Please read this prospectus supplement and the accompanying prospectus before investing in our Notes and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our Notes. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 535 Madison Avenue, New York, New York 10017, by telephone at (212) 906-7800, or on our website at http://www.saratogainvestmentcorp.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Investing in our securities involves a high degree of risk and should be considered speculative. For more information regarding the risks you should consider, including the risk of leverage, please see “Supplementary Risk Factors” on page S-12 of this prospectus supplement and “Risk Factors” on page 21 of the accompanying prospectus. For example, our investment in the subordinated notes of one collateralized loan obligation fund, Saratoga Investment Corp. CLO 2013-1, Ltd., represents a first loss position in a portfolio that is composed predominantly of senior secured first lien term loans. A first loss position means that we will suffer the first economic losses if losses are incurred on loans held by the collateralized loan obligation fund or losses are otherwise incurred by the collateralized loan obligation fund, including its incurrence of operating expenses in excess of its operating income.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial offering price		%	$
Sales load (underwriting discount)		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	We estimate that we will incur approximately $[ ] of expenses relating to this offering, resulting in net proceeds to us of approximately $ million, after sales load (underwriting discount) and expenses.

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from [            ] and must be paid by the purchaser if the Notes are delivered after [            ].

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about [            ].

[Underwriters]

Prospectus Supplement dated [            ]

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of the Notes. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” before investing in our Notes.

Forward-Looking Statements

Information contained in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. In addition, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described in “Supplementary Risk Factors” in this prospectus supplement, and in “Risk Factors” in the accompanying prospectus, and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, or the Securities Act. For a list of factors that could affect these forward-looking statements, see “Supplementary Risk Factors” in this prospectus supplement, and “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

Suitability

Investing in the Notes involves a high degree of risk, including the risk of loss of principal. In addition, there is no assurance that an active trading market will develop for the Notes. See “Supplementary Risk Factors” in this prospectus supplement and “Risk Factors” in the accompanying prospectus. Investors should not purchase the Notes unless they are able to bear the risk of loss of their principal. The Notes should only be purchased as part of a carefully considered investment program.

SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. To understand the terms of the Notes offered pursuant to this prospectus supplement and the accompanying prospectus, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the Notes we are offering.

Except where the context requires otherwise, the terms “we,” “us,” “our,” the “Company,” or “Saratoga” refer to Saratoga Investment Corp. and its wholly owned subsidiaries; Saratoga Investment Funding LLC and Saratoga Investment Corp. SBIC LP, and does not refer to Saratoga Investment Corp. CLO 2013-1 Ltd. In addition, the terms “Saratoga Investment Advisors” and “investment adviser” refer to Saratoga Investment Advisors, LLC, our external investment adviser. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional Notes.

Overview

We are a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by private U.S. middle-market companies, which we define as companies having annual EBITDA (earnings before interest, taxes, depreciation and amortization) of between $5 million and $50 million, both through direct lending and through participation in loan syndicates. Our investment objective is to generate current income and, to a lesser extent, capital appreciation from our investments. We are externally managed and advised by Saratoga Investment Advisors, LLC, a New York-based investment firm affiliated with Saratoga Partners, a middle market private equity investment firm.

Our portfolio is comprised primarily of investments in leveraged loans (both first and second lien term loans) issued by middle market companies. Term loans are loans that do not allow the borrowers to repay all or a portion of the loans prior to maturity and then re-borrow such repaid amounts under the loan again. Leveraged loans are generally senior debt instruments that rank ahead of subordinated debt of the portfolio company. Leveraged loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of, or be junior to, other security interests. We also purchase mezzanine debt and make equity investments in middle market companies. Mezzanine debt is typically unsecured and subordinated to senior debt of the portfolio company.

While our primary focus is to generate current income and capital appreciation from our debt and equity investments in middle market companies, we may invest up to 30% of the portfolio in opportunistic investments in order to seek to enhance returns to stockholders. Such investments may include investments in distressed debt, including securities of companies in bankruptcy, foreign debt, private equity, securities of public companies that are not thinly traded and structured finance vehicles such as collateralized loan obligation funds.

As of             , we had total assets of             and investments in             portfolio companies and an additional investment in the subordinated notes of one collateralized loan obligation fund, Saratoga Investment Corp. CLO 2013-1, Ltd. (“Saratoga CLO”), which investment had a fair value             of as of             . The overall portfolio composition as of             consisted of             % of middle market loans,             % of first lien term loans,             % of second lien term loans,             % of senior secured notes,             % of unsecured notes,             % of subordinated notes of Saratoga CLO and             % of common equity. As of , the weighted average yield on all of our debt investments, including our investment in the subordinated notes of Saratoga CLO, was approximately             %. As of             , approximately             % of our first lien debt investments were fully collateralized in the sense that the portfolio companies in which we held such investments had an enterprise value or our investment had an asset coverage equal to or greater than the principal amount of the related debt investment. Our investment in the subordinated notes of Saratoga CLO represents a first loss position in a portfolio that, at             , was composed of $             in aggregate principal amount of predominantly senior secured first lien term loans. A first loss position means that we will suffer the first economic losses if losses are incurred on loans held by the Saratoga CLO. As a result, this investment is subject to unique risks. See “Risk Factors—Our investment in Saratoga CLO constitutes a leveraged investment in a portfolio of predominantly senior secured first lien term loans and is subject to additional risks and volatility.”

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). As a BDC, we are required to comply with various regulatory requirements, including limitations on our use of debt. We finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing.

We have elected to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”), under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders if we meet certain source-of-income, distribution and asset diversification requirements.

In addition, we have a wholly-owned subsidiary that is licensed as a small business investment company (“SBIC”) and regulated by the Small Business Administration (“SBA”). See “Regulation—Small Business Investment Company Regulations.” The SBIC license allows us, through our wholly-owned subsidiary, to issue SBA-guaranteed debentures. We received exemptive relief from the Securities and Exchange Commission to permit us to exclude the debt of our SBIC subsidiary guaranteed by the SBA from the definition of senior securities in the 200% asset coverage test under the 1940 Act. This allows us increased flexibility under the 200% asset coverage test by permitting us to borrow up to $150 million more than we would otherwise be able to absent the receipt of this exemptive relief.

The Investment Adviser

Our investment adviser was formed in 2010 as a Delaware limited liability company and became our investment adviser in July 2010. Our investment adviser is led by four principals, Christian L. Oberbeck, Michael J. Grisius, Thomas V. Inglesby, and Charles G. Phillips, with             ,             , and years of experience in leveraged finance, respectively. Our investment adviser is affiliated with Saratoga Partners, a middle market private equity investment firm. Saratoga Partners was established in 1984 to be the middle market private investment arm of Dillon Read & Co. Inc. and has been independent of Dillon Read since 1998. Saratoga Partners has a             -year history of private investments in middle market companies and focuses on public and private equity, preferred stock, and senior and mezzanine debt investments.

We utilize the personnel, infrastructure, relationships and experience of Saratoga Investment Advisors to enhance the growth of our business. We currently have no employees and each of our executive officers is also an officer of Saratoga Investment Advisors.

We have entered into an investment advisory and management agreement with Saratoga Investment Advisors. Pursuant to the investment advisory and management agreement, Saratoga Investment Advisors implements our business strategy on a day-to-day basis and performs certain services for us under the direction of our board of directors. Saratoga Investment Advisors is responsible for, among other duties, performing all of our day-to-day investment-related functions, determining investment criteria, sourcing, analyzing and executing investments, asset sales, financings and performing asset management duties.

Saratoga Investment Advisors has formed an investment committee to advise and consult with its senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. We believe that the collective experience of the investment committee members across a variety of fixed income asset classes will benefit us. The investment committee must unanimously approve all investments in excess of $1 million made by us. In addition, all sales of our investments must be approved by three out of four investment committee members. The current members of the investment committee are Messrs. Oberbeck, Grisius, Inglesby, and Phillips.

Investments

Our portfolio is comprised primarily of investments in leveraged loans issued by middle market companies. Investments in middle market companies are generally less liquid than equivalent investments in companies with larger capitalizations. These investments are sourced in both the primary and secondary markets through a network of relationships with commercial and investment banks, commercial finance companies and financial sponsors. The leveraged loans that we purchase are generally used to finance buyouts, acquisitions, growth, recapitalizations and other types of transactions. Leveraged loans are generally senior debt instruments that rank ahead of subordinated debt of the portfolio company. Leveraged loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of, or be junior to, other security interests. For a discussion risks pertaining to our secured investments, see “Risk Factors—Our investments may be risky, and you could lose all or part of our investment.”

As part of our long-term strategy, we also purchase mezzanine debt and make equity investments in middle market companies. Mezzanine debt is typically unsecured and subordinated to senior debt of the portfolio company. See “Risk Factors—If we make unsecured debt investments, we may lack adequate protection in the event our portfolio companies become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event our portfolio companies defaults on their indebtedness.”

Substantially all of the debt investments held in our portfolio hold a non-investment grade rating by one or more rating agencies (which non-investment grade debt is commonly referred to as “high yield” and “junk” debt) or, if not rated, would be rated below investment grade or “junk” if rated. As of ,     % of our debt portfolio at fair value consisted of debt securities for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition,     % of our debt investments at             had variable interest rates that reset periodically based on benchmarks such as LIBOR and the prime rate. As a result, significant increases in such benchmarks in the future may make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

While our primary focus is to generate current income and capital appreciation from our debt and equity investments in middle market companies, we may invest up to 30% of the portfolio in opportunistic investments in order to seek to enhance returns to stockholders. Such investments may include investments in distressed debt, private equity, securities of public companies that are not thinly traded and structured finance vehicles such as collateralized loan obligation funds.

Prospective portfolio company characteristics

Our investment adviser generally selects portfolio companies with one or more of the following characteristics:

•	a history of generating stable earnings and strong free cash flow;

•	well-constructed balance sheets, including an established tangible liquidation value;

•	reasonable debt-to-cash flow multiples;

•	industry leadership with competitive advantages and sustainable market shares in attractive sectors; and

•	capital structures that provide appropriate terms and reasonable covenants.

Investment selection

In managing us, Saratoga Investment Advisors employs the same investment philosophy and portfolio management methodologies used by Saratoga Partners. Through this investment selection process, based on quantitative and qualitative analysis, Saratoga Investment Advisors seeks to identify portfolio companies with superior fundamental risk-reward profiles and strong, defensible business franchises with the goal of minimizing principal losses while maximizing risk-adjusted returns. Saratoga Investment Advisors’ investment process emphasizes the following:

•	bottoms-up, company-specific research and analysis;

•	capital preservation, low volatility and minimization of downside risk; and

•	investing with experienced management teams that hold meaningful equity ownership in their businesses.

Our investment adviser’s investment process generally includes the following steps:

•	Initial screening. A brief analysis identifies the investment opportunity and reviews the merits of the transaction. The initial screening memorandum provides a brief description of the company, its industry, competitive position, capital structure, financials, equity sponsor and deal economics. If the deal is determined to be attractive by the senior members of the deal team, the opportunity is fully analyzed

•	Comprehensive analysis. A comprehensive analysis includes:

•	Business and Industry analysis—a review of the company’s business position, competitive dynamics within its industry, cost and growth drivers and technological and geographic factors. Business and industry research often includes meetings with industry experts, consultants, other investors, customers and competitors.

•	Company analysis—a review of the company’s historical financial performance, future projections, cash flow characteristics, balance sheet strength, liquidation value, legal, financial and accounting risks, contingent liabilities, market share analysis and growth prospects.

•	Structural/security analysis—a thorough legal document analysis including but not limited to an assessment of financial and negative covenants, events of default, enforceability of liens and voting rights.

•	Approval of the investment committee. The investment is then presented to the investment committee for approval. The investment committee must unanimously approve all investments in excess of $1 million made by us. In addition, all sales of our investments must be approved by four out of five investment committee members.

Investment structure

In general, our investment adviser intends to select investments with financial covenants and terms that reduce leverage over time, thereby enhancing credit quality. These methods include:

•	maintenance leverage covenants requiring a decreasing ratio of debt to cash flow;

•	maintenance cash flow covenants requiring an increasing ratio of cash flow to the sum of interest expense and capital expenditures; and

•	debt incurrence prohibitions, limiting a company’s ability to re-lever.

In addition, limitations on asset sales and capital expenditures should prevent a company from changing the nature of its business or capitalization without our consent.

Our investment adviser seeks, where appropriate, to limit the downside potential of our investments by:

•	requiring a total return on our investments (including both interest and potential equity appreciation) that compensates us for credit risk;

•	requiring companies to use a portion of their excess cash flow to repay debt;

•	selecting investments with covenants that incorporate call protection as part of the investment structure; and

•	selecting investments with affirmative and negative covenants, default penalties, lien protection, change of control provisions and board rights, including either observation or participation rights.

Valuation process

We carry our investments at fair value, as approved in good faith using written policies and procedures adopted by our board of directors. Investments for which market quotations are readily available are recorded in our financial statements at such market quotations subject to any decision by our board of directors to approve a fair value determination to reflect significant events affecting the value of these investments. We value investments for which market quotations are not readily available at fair value as approved in good faith by our board of directors based on input from Saratoga Investment Advisors, our audit committee and, on a selected basis, a third party independent valuation firm. Determinations of fair value may involve subjective judgments and estimates. The types of factors that may be considered in determining the fair value of our investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments, the markets in which the portfolio company does business, market yield trend analysis, comparison to publicly traded companies, discounted cash flow and other relevant factors.

Our investment in the subordinated notes of Saratoga CLO is carried at fair value, which is based on a discounted cash flow model that utilizes prepayment, re-investment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar collateralized loan obligation fund subordinated notes or equity, when available. Specifically, we use Intex cash flow models, or an appropriate substitute, to form the basis for Saratoga CLO’s valuation. The models use a set of assumptions including projected default rates, recovery rates, reinvestment rate and prepayment rates in order to arrive at estimated cash flows. The assumptions are based on available market data and projections provided by third parties as well as management estimates. We use the output from the Intex models (i.e., the estimated cash flows from our investment in Saratoga CLO) to perform a discounted cash flows analysis on expected future cash flows from our investment in Saratoga CLO to determine a valuation for the subordinated notes of Saratoga CLO held by us.

We undertake a multi-step valuation process each quarter when valuing investments for which market quotations are not readily available, as described below:

•	each investment is initially valued by the responsible investment professionals of Saratoga Investment Advisors and preliminary valuation conclusions are documented and discussed with our senior management; and

•	an independent valuation firm engaged by our board of directors independently values at least one quarter of our investments each quarter so that the valuation of each investment for which market quotes are not readily available is independently valued by an independent valuation firm at least annually.

In addition, all our investments are subject to the following valuation process:

•	the audit committee of our board of directors reviews each preliminary valuation and our investment adviser and independent valuation firm (if applicable) will supplement the preliminary valuation to reflect any comments provided by the audit committee; and

•	our board of directors discusses the valuations and approves the fair value of each investment in good faith based on the input of our investment adviser, independent valuation firm (if applicable) and audit committee.

Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, they may fluctuate over short periods of time and may be based on estimates. The determination of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our net asset value could be materially affected if the determinations regarding the fair value of our investments were materially higher or lower than the values that we ultimately realize upon the disposal of such investments.

Ongoing relationships with and monitoring of portfolio companies

Saratoga Investment Advisors closely monitors each investment we make and, when appropriate, conducts a regular dialogue with both the management team and other debtholders and seeks specifically tailored financial reporting. In addition, in certain circumstances, senior investment professionals of Saratoga Investment Advisors may take board seats or board observation seats.

Recent Developments

Our Corporate Information

Our headquarters are located at 535 Madison Avenue, New York, New York 10022 and our telephone number is (212) 906-7800.

Summary Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our securities involves other risks, including those discussed under the caption “Risk Factors” beginning on page [            ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in our securities. Some of these risks include:

•	The current state of the economy and financial markets increases the likelihood of adverse effects on our financial position and results of operations.

•	Saratoga Investment Advisors has a limited history of managing a BDC or a RIC.

•	We may be obligated to pay Saratoga Investment Advisors incentive fees even if we incur a net loss or there is a decline in the value of our portfolio.

•	Under the terms of the investment advisory and management agreement, we may have to pay incentive fees to Saratoga Investment Advisors in connection with the sale of an investment that is sold at a price higher than the fair value of such investment on May 31, 2010, even if we incur a loss on the sale of such investment.

•	The way in which the base management and incentive fees under the investment advisory and management agreement is determined may encourage Saratoga Investment Advisors to take actions that may not be in the best interests of the holders of the Notes.

•	The base management fee we pay to Saratoga Investment Advisors may cause it to increase our leverage contrary to our interest.

•	We employ leverage, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in the Notes.

•	Saratoga Investment Advisors’ liability is limited under the investment advisory and management agreement and we will indemnify Saratoga Investments Advisors against certain liabilities, which may lead it to act in a riskier manner on our behalf than it would when acting for its own account.

•	Substantially all of our assets are subject to security interests under the Credit Facility, or claims of the SBA with respect to SBA-guaranteed debentures we may issue and if we default on our obligations thereunder, we may suffer adverse consequences, including Madison Capital Funding and/or the SBA foreclosing on our assets.

•	We are exposed to risks associated with changes in interest rates, including potential effects on our cost of capital and net investment income.

•	There are significant potential conflicts of interest which could adversely impact our investment returns.

•	Changes in laws or regulations governing our operations, or changes in the interpretation thereof, and any failure by us to comply with laws or regulations governing our operations may adversely affect our business.

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital.

•	Pending legislation may allow us to incur additional leverage.

•	The agreement governing the Credit Facility contains various covenants that, among other things, limits our discretion in operating our business and provides for certain minimum financial covenants.

•	A failure on our part to maintain our qualification as a BDC would significantly reduce our operating flexibility.

•	We will be subject to corporate-level income tax if we fail to continue to qualify as a RIC.

•	Because we intend to distribute between 90% and 100% of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.

•	We may have difficulty paying our required distributions if we recognize income before or without receiving cash in respect of such income.

•	Our ability to enter into transactions with our affiliates is restricted.

•	We operate in a highly competitive market for investment opportunities.

•	Economic recessions or downturns could impair our portfolio companies and harm our operating results.

•	We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

•	Our financial condition and results of operation depend on our ability to manage future investments effectively.

•	We may experience fluctuations in our quarterly results.

•	Substantially all of our portfolio investments are recorded at fair value as approved in good faith by our board of directors; such valuations are inherently uncertain and may be materially higher or lower than the values that we ultimately realize upon the disposal of such investments.

•	If we make unsecured debt investments, we may lack adequate protection in the event our portfolio companies become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event our portfolio companies defaults on their indebtedness.

•	If we invest in the securities and other obligations of distressed or bankrupt companies, such investments may be subject to significant risks, including lack of income, extraordinary expenses, uncertainty with respect to satisfaction of debt, lower-than expected investment values or income potentials and resale restrictions.

•	Second priority liens on collateral securing loans that we make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.

•	The lack of liquidity in our investments may adversely affect our business.

•	The debt securities in which we invest are subject to credit risk and prepayment risk.

•	Uncertainty relating to the LIBOR calculation process may adversely affect the value of our portfolio of the LIBOR-indexed, floating-rate debt securities.

•	Our investment in Saratoga CLO constitutes a leveraged investment in a portfolio of predominantly senior secured first lien term loans and is subject to additional risks and volatility.

•	Available information about privately held companies is limited.

•	When we are a debt or minority equity investor in a portfolio company, we may not be in a position to control the entity, and its management may make decisions that could decrease the value of our investment.

•	Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

•	There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

•	Investments in equity securities involve a substantial degree of risk.

•	Our investments in foreign debt, including that of emerging market issuers, may involve significant risks in addition to the risks inherent in U.S. investments.

•	We may expose ourselves to risks if we engage in hedging transactions.

•	Our board of directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

•	We have no prior experience managing an SBIC and any failure to comply with SBA regulations, resulting from our lack of experience or otherwise, could have an adverse effect on our operations.

•	Our investments may be risky, and you could lose all or part of your investment.

•	Our independent auditors have not assessed our internal control over financial reporting. If our internal control over financial reporting is not effective, it could have a material adverse effect on our stock price and our ability to raise capital.

•	Investing in our common stock may involve an above average degree of risk.

•	We may continue to choose to pay dividends in our own stock, in which case you may be required to pay tax in excess of the cash you receive.

•	The market price of our common stock may fluctuate significantly.

•	There is a risk that you may not receive distributions or that our distributions may not grow over time.

•	Provisions of our governing documents and the Maryland General Corporation Law could deter future takeover attempts and have an adverse impact on the price of our common stock.

•	Our common stock may trade at a discount to our net asset value per share.

•	Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock.

•	We may be unable to invest a significant portion of the net proceeds from this offering, which could harm our financial condition and operating results.

•	The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture s under which the Notes will be issued will contain limited protection for holders of the Notes.

•	An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

•	If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

•	We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. You should read this section together with the more general description of the Notes under the heading “Description of Notes” in this prospectus supplement and in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.

Issuer	Saratoga Investment Corp.

Notes	% Notes due .

Initial aggregate principal amount being offered	$

Initial public offering price Maturity Date	[ ]% of the aggregate principal amount.

Interest Payment Dates	and , commencing , [ ]. Interest will accrue from , [ ].

Ranking of Notes	The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of [ ], our total consolidated indebtedness was approximately $[ ] million principal amount. After giving effect to the issuance of the Notes our total consolidated indebtedness would have been approximately $ principal amount as of [ ]. See “Capitalization.”

Use of Proceeds	We intend to use the net proceeds from the sale of our securities to make investments in middle-market companies in accordance with our investment objective and strategies described in this prospectus supplement, and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings. See “Use of Proceeds”

Denominations	We will issue the Notes in denominations of $[ ] and integral multiples of $[ ] in excess thereof.

Optional Redemption	We may redeem some or all of the Notes at any time, or from time to time, at a redemption price described in this prospectus supplement. See “Description of Notes—Optional Redemption.” [Before redeeming any Notes, we may have to comply with certain requirements under any credit facility that we may establish in the future, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders.]

Sinking Fund	The Notes will not be subject to any sinking fund.

Defeasance and covenant defeasance	The Notes are subject to defeasance by us. The Notes are subject to covenant defeasance by us.
Offer to Purchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event, as defined in the indenture that governs the Notes, occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. [Before making any such repurchase of Notes, we may have to comply with certain requirements under any credit facility that we may establish in the future, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders.]

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Other Covenants

•    We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the U.S. Securities and Exchange Commission (the “SEC”). Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings. See “Risk Factors—Risks Relating to Our Business and Structure—Pending legislation may allow us to incur additional leverage,” in the accompanying prospectus.

•    We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, giving effect to any exemptive relief granted to us by the SEC. These provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

•    If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

RISK FACTORS

Investing in the Notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus before making an investment in the Notes. The risks set out below and in the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the market price of the Notes could decline, and there is a possibility that you could lose part or all of your investment.

Risks Relating to the Notes

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [ ], we had $[ ] million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Saratoga Investment Corp. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture relating to the Notes and the Notes themselves will not place any restrictions on our or our subsidiaries’ ability to:

•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A), as modified by Section 61(a)(1), of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC (currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings);

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions giving effect to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase);

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

If an active trading market for the Notes does not develop, you may not be able to resell them.

The Notes will be a new issue of debt securities for which there currently is no trading market. [We do not intend to apply to list the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system.] If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to resell your Notes at a particular time or that the price you receive when you resell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required holders of our other debt or debt that we may incur in the future to avoid being in default. If we breach our covenants under our debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, could proceed against the collateral securing the debt.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture that governs the Notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding Notes at 100% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of Notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, investment repayments, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. If we do not satisfy our obligation to the holders of the Notes to repurchase Notes in connection with a Change of Control Repurchase Event, the failure to repurchase Notes could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the             $ million aggregate principal amount of Notes in this offering will be approximately $             million (or approximately $             million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $             million (or approximately $             million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $             million payable by us.

We intend to use the net proceeds from the sale of our securities to make investments in middle-market companies in accordance with our investment objective and strategies described in this prospectus supplement, and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings.

We anticipate that substantially all of the net proceeds from this offering will be used as described above within six to twelve months, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. See “Regulation—Business Development Company Regulations—Temporary Investments.” Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. See “Risk Factors—Risks Relating to Our Business and Structure— We may be unable to invest a significant portion of the net proceeds from this offering, which could harm our financial condition and operating results” for additional information regarding this matter.

CAPITALIZATION

The following table set forth:

•	the actual capitalization of Saratoga Investment Corp. at , 20 ; and

•	the pro forma capitalization of Saratoga Investment Corp. to give effect to the sale of $ aggregate principal amount of Notes assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Saratoga Investment Corp.	Saratoga Investment Corp.
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable net of discount	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Total stockholders’ equity		$

SELECTED FINANCIAL AND OTHER DATA

The following selected financial data should be read together with our Consolidated Financial Statements and the related notes and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus supplement and the accompanying prospectus. The financial information as of and for the fiscal years ended February 28, [            ], [            ], [            ], [            ] and [            ], set forth below was derived from our audited Consolidated Financial Statements and related notes. The financial information as of and for the three months ended [            ] and [            ] was derived from our unaudited financial statements and related notes. In the opinion of management, all adjustments, consisting solely of normal recurring accruals, considered necessary for the fair presentation of financial statements for the interim periods, have been included. The historical financial information below may not be indicative of our future performance. Our results for the interim period may not be indicative of our results for the full year.

[Insert selected financial data table.]

RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our Consolidated Financial Statements, including the notes to those statements, included in the accompanying prospectus.

	For The Year Ended February 28, 2013		For The Year Ended February 28, 2012		For The Year Ended February 28, 2011		For The Year Ended February 28, 2010		For The Year Ended February 28, 2009
Earnings to Fixed Charges(1)	[	]	[	]	[	]	[	]	[	]

(1)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and other financing fees and amortization of debt issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Selected Financial and Other Data and our Financial Statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert from most recent periodic filing]

SENIOR SECURITIES

(dollar amounts in thousands, except per share data)

Information about our senior securities is shown in the following tables as of the end of each fiscal year since our formation and for the period ended [            ]. The reports of our independent registered public accounting firm covering the total amount of senior securities outstanding as of             and         are attached as exhibits to the registration statement of which this prospectus is a part.

[Insert senior securities table.]

DESCRIPTION OF NOTES

The following description of the particular terms of the             % Notes due             supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the Notes under a base indenture dated as of [            ], 20[        ], between us and [            ], as trustee (the “trustee”), as supplemented by a separate supplemental indenture to be dated as of the settlement date for the Notes. As used in this section, all references to the indenture mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the TIA.

This section includes a description of the material terms of the Notes and the indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Saratoga Investment Corp. and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by Saratoga Investment Corp. in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of Saratoga Investment Corp. and its subsidiaries.

General

The Notes:

•	will be our general unsecured, senior obligations;

•	will initially be issued in an aggregate principal amount of $ million;

•	will mature on , , unless earlier redeemed or repurchased, as discussed below;

•	will bear cash interest from , [ ] at an annual rate of % payable semi-annually on and of each year, beginning on [ ];

•	will be subject to redemption at our option as described under “- Optional Redemption;”

•	will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined below under “- Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $[ ] and integral multiples of $[ ] thereof; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “- Book-Entry, Settlement and Clearance.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “Covenants—Other Covenants.” Other than the foregoing, the indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “- Offer to Repurchase Upon a Change of Control Repurchase Event” and “- Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms as the Notes offered hereby in an unlimited aggregate principal amount; provided that, if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).

Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.

A holder of the Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Notes will bear cash interest at a rate of             % per year until maturity. Interest on the Notes will accrue from , [            ] or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on and of each year, beginning on             , [            ].

Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time (the “close of business”) on             or             , as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, each Monday, Tuesday, Wednesday, Thursday, and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

Ranking

The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes will effectively rank junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of [            ], our total consolidated indebtedness was approximately $[            ] million principal amount. After giving effect to the issuance of the Notes our total consolidated indebtedness would have been approximately $ principal amount as of [            ]. See “Capitalization.”

Optional Redemption

We may redeem some or all of the Notes at any time, or from time to time. If we choose to redeem any Notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•	100% of the principal amount of the Notes to be redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus basis points.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of Notes not less than 30 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $[            ]. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Before redeeming any Notes, we may have to comply with certain requirements under any credit facility we may establish in the future, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the remaining Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of (1) [            ], (2) [            ] and (3) [            ], or their respective affiliates which are primary U.S. government securities dealers and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we shall select another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $[            ] and integral multiples of $[            ] principal amount) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the1940 Act, and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $[            ] or an integral multiple of $[            ] in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. Before redeeming any Notes, we may have to comply with certain requirements under any credit facility we may establish in the future, to the extent such requirements remain in effect at such time, or otherwise obtain consent from the lenders. The terms of our Credit Facilities also provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the Credit Facilities at that time and to terminate the Credit Facilities. If we do not satisfy our obligation to the holders of the Notes to repurchase Notes in connection with a Change of Control Repurchase Event, the failure to repurchase Notes could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement. The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Saratoga Investment Corp. and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Saratoga Investment Corp. or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Saratoga Investment Corp., measured by voting power rather than number of shares;

(3)	the approval by the stockholders of Saratoga Investment Corp. of any plan or proposal relating to the liquidation or dissolution of Saratoga Investment Corp.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Saratoga Investment Corp., 50% or more of the outstanding equity interests of which are owned by Saratoga Investment Corp. and its direct or indirect subsidiaries and of which Saratoga Investment Corp. possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Saratoga Investment Advisors, LLC or any affiliate of Saratoga Investment Advisors, LLC that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Rating Agency” means:

(1)	each of Fitch and S&P; and

(2)	if either of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the base indenture, additional covenants as set forth in the supplemental indenture shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the covenants in the supplemental indenture, the covenants in the supplemental indenture shall govern. The following are certain of the covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	We are the continuing corporation or, if we merge out of existence or sell our assets, the resulting or transferee corporation must agree to be legally responsible for our obligations under the Notes;

•	The merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” below. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•	We must deliver certain certificates and documents to the trustee.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Other Covenants

•	We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the U.S. Securities and Exchange Commission (the “SEC”) or any successor provisions. Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 act, equals at least 200% after such borrowings.

•	We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, giving effect to any exemptive relief granted to us by the SEC. These provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

•	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Events of Default

The term “Event of Default” in respect of the Notes means any of the following:

(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3)	we remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes);

(4)	default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Saratoga Investment Corp. for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(5)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 90 days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (5) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (5) above, 100% of the principal of, and accrued and unpaid interest on, the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes,

(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii)	such holder or holders have offered to the trustee reasonable indemnity, security or both against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturities expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with this indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the holders of the Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her the knowledge of the Company’s compliance with all conditions and covenants under the indenture.

Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes; and provided further that in the case of any default or breach specified in (3) above with respect to the Notes, no such notice shall be given until at least 60 days after the occurrence thereof.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture.

Trustee

Bank of New York Mellon is the trustee, security registrar and paying agent. Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

Governing Law

The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.

Book-Entry, Settlement and Clearance

Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding material federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[            ] are acting as book-running managers of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated [             ], each underwriter named below severally agrees to purchase the aggregate principal amount of Notes indicated in the following table:

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

[Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $ aggregate principal amount of the Notes offered hereby at the public offering price within days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

Commissions and Discounts

An underwriting discount of % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.]

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of days after the date of this prospectus supplement without first obtaining the written consent of [ ]. This consent may be given at any time without public notice.]

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Potential Conflicts of Interest

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, [     ] may arrange to sell securities in certain jurisdictions through an affiliate, [     ], or [     ]. [     ] is a wholly-owned indirect subsidiary of [     ] and an affiliate of [     ]. [     ] is a U.K. incorporated investment firm regulated by the Financial Services Authority. [     ] is the trade name for certain corporate and investment banking services of [     ] and its affiliates, including [     ] and [     ].

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

The validity of the Notes offered by this prospectus supplement and certain other legal matters will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington D.C. Certain legal matters related to the offering will be passed upon for the underwriters by [            ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [ ] and [ ] and for each of the three years in the period ended [ ] included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You can inspect any materials we file with the SEC, without charge, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The information we file with the SEC is available free of charge by contacting us at Saratoga Investment Corp., 535 Madison Avenue, New York, New York 10022, by telephone at (212) 906-7800, or on our website at http://www.saratogainvestmentcorp.com. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

$ [            ]

Saratoga Investment Corp.

    % [Insert ranking/conversion information] Notes Due [            ]

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 20